EXHIBIT 10.33

                 THIRD ADDENDUM TO NWPJV LEASE


                     THIRD ADDENDUM TO LEASE


     THIS THIRD ADDENDUM TO LEASE (the "Third Addendum") is made and entered into as of the _____ day of __________, 1996, by and between NEW WORLD PARTNERS JOINT VENTURE NUMBER TWO, a Florida general partnership (the"Landlord"), and SOUTHERN ELECTRONICS DISTRIBUTORS, INC., a Delaware corporation (the "Tenant").

                       W I T N E S S E T H:

     WHEREAS, Landlord and Tenant entered into that certain Lease-Industrial Commercial dated August 9, 1993, as amended by that certain Addendum to Lease, of even date therewith, whereby Landlord leased to Tenant, and Tenant leased from Landlord, the Premises, as defined in the Lease, for approximately 15,420 rentable square feet in Building 6 of Beacon Centre, Miami, Florida; and

     WHEREAS, the Lease-Industrial Commercial was further amended by that certain Second Addendum to Lease, dated January 10, 1996, whereby the Premises was relocated to that certain space in Building 2 of Beacon Centre consisting of approximately thirty-one thousand two hundred fifty-two (31,252) rentable square feet (the Lease-Industrial Commercial, the Addendum to Lease, and the Second Addendum to Lease are hereinafter collectively referred to as the "Lease"): and

     WHEREAS, Landlord and Tenant desire to amend and modify the Lease in order for Tenant to lease from Landlord additional premises in Building 2, consisting of approximately twenty-nine thousand seven hundred sixty (29,760) rentable square feet adjacent to the Premises (the"Expansion Space"), which Expansion Space is more particularly described in Exhibit "A," attached hereto and made a part hereof, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in consideration of Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. Incorporation of Recitals. The above recitals are true and correct and are incorporated herein as if set forth in full.

     2. General Provisions. All defined terms in this Third Addendum shall have the same meaning as in the Lease, except as otherwise noted. Except as amended and modified by this Third Addendum, all of the terms, covenants, conditions, and agreements of the Lease shall remain in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this Third Addendum, this Third Addendum shall control.

     3. Relocation Space Commencement Date. The parties acknowledge and agree that the Relocation Space Commencement Date pursuant to the Second Addendum to Lease referenced above is March 1, 1996. Therefore, the Expiration Date of the Term is
March 31, 2001.

     4. Expansion Space Commencement Date. The Premises shall be deemed to include the Expansion Space as of the date that Landlord completes the Improvements, as hereinafter defined, to the Expansion Space (the "Expansion Space Commencement Date"). Upon such Expansion Space Commencement Date, Tenant's obligations to pay Minimum Rent, Tenant's proportionate share of Increased Operating Costs, and any other amounts with respect to the Expansion Space shall thereupon commence and the Expansion Space shall thereupon become part of the Premises for all purposes of the Lease, as modified by this Third Addendum. As of the Expansion Space Commencement Date, the square footage of the Premises shall be sixty-one thousand twelve (61,012) square feet.
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     5.   Term; Completion of Improvements.

          (a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Space. The Term with respect to the Expansion Space shall commence on the Expansion Space Commencement Date and, unless earlier terminated in accordance with the Lease, shall expire on March 31, 2001.

          (b) Tenant acknowledges and agrees that Landlord has afforded Tenant the opportunity for full and complete investigation, examination, and inspection of the Expansion Space prior to executing this Third Addendum and that, except as otherwise expressly set forth below, Tenant is accepting possession of the Expansion Space in "as is" condition and Landlord shall have no obligation whatsoever to furnish, render, or supply any money, work, labor, material, fixture, decoration, or equipment with respect to the Expansion Space.

          Notwithstanding the foregoing, prior to the Expansion Space Commencement Date, Landlord, at its expense, will cause the following improvements to be made to the Expansion Space (the "Improvements"), all using Landlord's Building-standard methods and materials: (i) install an electrical panel to provide electrical service to the Expansion Space; (ii) paint the demising wall on the side which has not been painted in connection with Tenant's leasing of the Premises; (iii) install plywood along the demising wall to match the plywood installed on the opposite demising wall; (iv) create an opening in the demising wall 12' wide x 14' high; (v) repair (or replace if necessary) any light fixtures which are not in working order; and
(vi) provide the minimum number of bathrooms in the Expansion Space in order to comply with code. Landlord estimates that the Improvements will be completed within fourteen (14) days after the date of this Third Addendum.

     Any and all other improvements to the Expansion Space will be at Tenant's expense (including, without limitation, any impact fees) and are subject to the provisions of the Lease applicable to alterations, including, without limitation, that the plans and specifications for any alterations are subject to the prior written approval of Landlord.

     6.   Minimum Rent.  Commencing on the Expansion Space
Commencement Date, the Minimum Rent for the Expansion Space
(payable in the manner set forth in the Lease for payments of Minimum Rent) shall be as follows:

                         ANNUAL MINIMUM RENT      MONTHLY PAYMENT
       LEASE YEAR        RATE PER SQUARE FOOT    (PLUS SALES TAX)

     Expansion Space
   Commencement Date
        - 2/28/97               $0.00               $     0.00
     3/1/97 - 2/28/98           $6.70               $16,616.00*
     3/1/98 - 2/28/99           $6.90               $17,112.00
     3/1/99 - 2/29/00           $7.10               $17,608.00
     3/1/00 - 3/31/01           $7.32               $18,153.60

*Notwithstanding the foregoing, if Landlord does not complete the Improvements within fourteen (14) days after the date of this Third Addendum (subject to delays caused by Tenant and subject to force majeure), then Tenant shall receive a credit against the Minimum Rent due commencing on March 1, 1997 with respect to the Expansion Space, such credit to be equal to one (1) days' Minimum Rent for each day between the fifteenth (15th) day after the date of this Third Addendum and the date that Landlord completes the Improvements.

     Nothing contained herein shall be construed to alter
Tenant's obligations to pay Minimum Rent, Tenant's proportionate share of Increased Operating Costs, and any
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other amounts with respect to the original Premises in accordance with the terms of the Lease.

     7. Operating Costs. The payments with respect to Tenant's proportionate share of Increased Operating Costs for the Expansion Space shall be determined as provided in the Lease, including, without limitation, that the Base Year for the Expansion Space shall be the calendar year 1996. Commencing on the Expansion Space Commencement Date, with the addition of the square footage of the Expansion Space to the square footage of the original Premises, Tenant's proportionate share for purposes of Increased Operating Costs shall be increased to 53.2%, and any other matter under the Lease that is a function of square footage shall be adjusted accordingly.

     8. Prepaid Rent; Security Deposit. The Minimum Rent payable for the first (1st) month that Minimum Rent is due with respect to the Expansion Space (which is in the amount of Seventeen Thousand Six Hundred Ninety-Six and 04/100 ($17,696.04) Dollars (which includes sales tax)), shall be paid by Tenant simultaneously with its execution of this Third Addendum. In addition, Tenant shall post an additional security deposit in the amount of Thirty-Three Thousand Two Hundred Thirty-Two and No/100 ($33,232.00) Dollars (which excludes sales tax), and which shall be paid by Tenant simultaneously with its execution of this Third Addendum. Therefore, with the addition of the $33,232.00 security deposit to the existing $33,856.34 security deposit, the total security deposit being held by Landlord equals $67,088.34, which shall be held by Landlord as security for Tenant's obligations under the Lease, pursuant to the terms and conditions of the Lease with respect thereto.

     9. Parking. In consideration of Tenant's leasing of the Expansion Space pursuant to this Third Addendum, Tenant shall have the right to use thirty-nine (39) additional unassigned parking spaces in the parking area for the Building (which equals a total of eighty (80) unassigned parking spaces), on the terms and conditions set forth in the Lease, including, without limitation., section 11.1.

     10. Brokerage. Landlord and Tenant each represent and warrant one to the other that except as may be hereinafter set forth, neither of them has employed any broker in connection with the negotiations of the terms of this Third Addendum or the execution hereof. Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense, or liability with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord recognizes Codina Bush Klein.Oncor International and The Keyes Company as the sole brokers with whom Landlord has dealt in this transaction and Landlord shall pay any commissions payable to such brokers pursuant to separate agreements. Tenant acknowledges that Codina Bush Klein.Oncor International represents solely the Landlord with respect to this Third Addendum.

     11. Entire Agreement; No Set-Off. The Lease, as modified by this Third Addendum, sets forth the entire agreement between the Landlord and Tenant concerning the Premises and Tenant's use and occupancy thereof and there are no other agreements or understandings between them. Tenant certifies and affirms that, as of the date hereof, there are no claims, offsets, or breaches of the Lease, or any action or causes of action against Landlord directly or indirectly relating to the Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this
Third Addendum as of the day and year first above written.

WITNESSES:                     LANDLORD:

                               NEW WORLD PARTNERS JOINT VENTURE
                               NUMBER TWO, a Florida general
                               partnership

                               By:  Codina/Tradewind, Ltd., a
                                    Florida limited partnership,
                                    as general partner

                                    By:  Codina West Dade
                                         Development Corp., as
                                         general partner

                                          By:___________________
                                             Armando Codina,
                                             President
     TENANT:

                               SOUTHERN ELECTRONICS DISTRIBUTORS,
                               INC., a Delaware corporation

                               By:______________________________
                               Name:____________________________
                               Title:___________________________